Settlement Agreements Approved by Public Utilities Commission of Nevada
LAS VEGAS, NV, Mar 22, 2007 (MARKET WIRE via COMTEX News Network) -- The Public Utilities Commission of Nevada (PUCN) today unanimously approved two settlement agreements reached by Nevada Power Company, a wholly owned subsidiary of Sierra Pacific Resources (NYSE: SRP), the PUCN staff, the Nevada Attorney General's Bureau of Consumer Protection and other parties. As a result of these two agreements, typical residential customers can expect to see an increase of approximately two percent to their electric bill.

"All of the parties worked together to reach a reasonable compromise that mitigates the impact of this recovery on our customers," said Michael Yackira, president and chief operating officer of Sierra Pacific Resources. "These agreements bring closure to many of the negative effects caused by the western energy crisis of 2000-2001."

The agreements allow Nevada Power Company to collect over three years, approximately $83 million in costs incurred to resolve claims associated with terminated power contracts emanating from western energy crisis, and to recover over 10 years, $180 million and certain carrying charges related to a previous regulatory disallowance.

For the average residential customer using 1,250 kilowatts per month, the increase from these agreements will be approximately $2.88 per month, beginning June 1, 2007. This does not include other cases pending before the PUCN: a general rate case and an annual deferred energy filing.

Nevada Power Company is a regulated public utility engaged in the distribution, transmission, generation, purchase and sale of electric energy in the southern Nevada communities of Las Vegas, North Las Vegas, Henderson, Searchlight, Laughlin and their adjoining areas. The Company also provides electricity to Nellis Air Force Base, the Department of Energy at Mercury and Jackass Flats at the Nevada Test Site. Nevada Power Company provides electricity to approximately 800,000 residential and business customers in a 4,500 square mile service area.

Headquartered in Reno, Nevada, Sierra Pacific Power Company is the principal utility for most of northern Nevada and the Lake Tahoe area of California. It is a wholly owned subsidiary of Sierra Pacific Resources which also is the holding company for Nevada Power Company, the electric utility for southern Nevada. Sierra Pacific Power also distributes natural gas in the Reno-Sparks area of northern Nevada.

Forward-Looking Statements: This press release contains forward-looking statements regarding the future performance of Nevada Power Company, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to, unfavorable rulings in Nevada Power's deferred energy rate cases and general rate cases. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Nevada Power Company are contained in its Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC. Nevada Power Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Media Contact:
Andrea Smith
702-367-5843

Analyst Contact:
Britta Carlson
702-367-5624

SOURCE: Nevada Power Company